EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS RECEIVES $2.2 MILLION ORDER FOR INTEGRATED ASSEMBLIES TO BE DEPLOYED IN AN UNMANNED AERIAL VEHICLE (UAV) PROGRAM

Products Carry Sole Source Status

CAMARILLO, Calif. – July 28, 2009 –AML Communications, Inc. (AMLJ.OB), a designer, manufacturer and marketer of amplifiers and integrated assemblies for the defense industry, today announced it has received a $2.2 million order for integrated microwave assemblies to be deployed in Unmanned Aerial Vehicles, also known as UAVs.

AML has developed the assemblies exclusively for this specific UAV program and will be the sole source supplier of those components.

“The UAV market represents a growth opportunity for AML.  Pentagon reports indicate that unmanned aircraft such as Predators, Global Hawks, Shadows and Ravens fill important military needs in Iraq and Afghanistan, and are forecasted to be an important part of our nation’s military strategy for the foreseeable future,” said Jacob Inbar, AML’s President and CEO.  “The fact that AML was selected as a sole source provider under this order demonstrates our reputation for high performance components and outstanding quality.”

About AML Communications

AML Communications is a designer, manufacturer, and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance, and price leadership, AML is committed to mission success. The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Contacts:

Jacob Inbar
President and Chief Executive Officer
AML Communications, Inc
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285